                                                                     Exhibit 5.1


Vorys, Sater, Seymour and Pease, LLP
1828 L Street NW o Eleventh Floor o Washington, D.C. 20036-5109 o Telephone (202) 467-8800 o Facsimile (202) 467-8900
     Author Vorys    In Columbus                  In Cleveland              In Cincinnati               In Alexandria
      1856-1933      52 East Gay Street           2100 One Cleveland Center Suite 2100 o Atrium Two     277 South Washington Street
    Lowry F. Sater   Post Office Box 1008         1375 East Ninth Street    221 East Fourth Street      Suite 310
      1867-1935      Columbus, Ohio               Cleveland, Ohio           Post Office Box 0236        Alexandria, Virgina 22314
                     43216-1008                   44114-1724                Cincinnati, Ohio 45201-0236

Augustus T. Seymour
    1873-1926        Telephone (614) 464-6400
  Edward L. Pease    Facsimile (614) 464-6350     Telephone (216) 479-6100  Telephone (513) 723-4000    Telephone (703) 837-6999
    1873-1924        Cable VORYSATER              Facsimile (216) 479-6060  Facsimile (513) 723-4056    Facsimile (703) 549-4492
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                                 October 24, 2000

Board of Directors
AutoExotica International, Ltd.
927 Broadway, Suite 2
Bayonne, New Jersey 07002

Dear Gentlepeople:

          We are counsel to AutoExotica International, Ltd. (the "Company") and, as such, we have been asked to render an opinion in connection with the issuance and sale by the Company of up to 400,000 units, consisting of 400,000 shares of the Company's common stock, par value $.001 per share ( the "Common Stock") and warrants exercisable to purchase 400,000 shares of Common Stock at an exercise price of $3.00 per share (the Warrants"). The Common Stock, the Warrants and the shares of Common Stock underlying the Warrants (collectively, the "Securities) have been included in a Registration Statement on Form SB-2 (Registration No.
333-88272) filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Registration Statement").

          As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

          We are of the opinion, based upon the foregoing and assuming compliance with applicable federal and state corporate and securities laws, that the Securities, when issued, sold and delivered by the Company against payment of the purchase price therefor, in accordance with their respective terms and as specified in the Registration Statement (when and as declared effective), will be validly issued and outstanding, fully paid and non-assessable.

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Board of Directors
October 24, 2000
Page 2

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                      Very truly yours,




                                      VORYS, SATER, SEYMOUR AND PEASE LLP